UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 11, 2013

Radioio, Inc.
(Exact name of registrant as specified in charter)

Nevada	000-27574	59-3350778
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Park Avenue South, 4th Floor, New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 486-3364

ioWorldMedia, Incorporated 5025 West Lemon Street, Suite 200 Tampa, Florida 33609
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

As described in the current report on Form 8-K (the “Report”) filed with the Securities and Exchange Commission (the “SEC”) by ioWorldMedia, Incorporated (“ioWorldMedia”) on October 29, 2013, ioWorldMedia entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Radioio, Inc., a Nevada corporation and wholly-owned subsidiary of ioWorldMedia (“Radioio”), providing for the merger of ioWorldMedia with and into Radioio, with Radioio continuing as the surviving corporation (the “Merger”).  The Merger Agreement is attached as Exhibit 2.1 to the Report.

The Merger became effective on December 11, 2013, at which time each holder of ioWorldMedia common stock received one share of Radioio common stock for every 100 shares of ioWorldMedia common stock held and each holder of ioWorldMedia preferred stock received .4950495 of one share of Radioio common stock for each share of ioWorldMedia preferred stock held.  ioWorldMedia shareholders received one whole share of Radioio common stock in lieu of a fractional share.  As a result of the Merger, there are approximately 4,953,496 shares of Radioio common stock issued and outstanding, after giving effect to the conversion of ioWorldMedia common stock and preferred stock into approximately 3,866,656 shares of Radioio common stock, the conversion of outstanding convertible debentures into approximately 1,086,839 shares of Radioio common stock and the issuance of 300,000 shares of Radioio common stock to its Chief Operating Officer and 150,000 restricted shares of Radioio common stock to two consultants.

ioWorldMedia’s separate legal existence terminated as a result of the Merger, and Radioio, as the surviving corporation, will file its reports with the SEC under the name “Radioio, Inc.”  Effective January 10, 2014, shares of Radioio common stock will be listed on the OTC markets under the symbol “RDIO.”  In connection with the Merger, Radioio’s corporate headquarters relocated to 475 Park Avenue South, 4th Floor, New York, New York 10016 from Tampa, Florida.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIOIO, INC.

December 17, 2013	By:	/s/ Zachary McAdoo
Zachary McAdoo
Chairman, President, Chief Executive Officer and Chief Financial Officer

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